CUSIP No. 512816-10-9	13G	Page 9 of 9 Pages

EXHIBIT 1

The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this amendment to Schedule 13G is filed on his or its behalf.

Dated: February 14, 2024

Reilly Family, LLC

By:	/s/ Kevin P. Reilly, Jr.
Name: Kevin P. Reilly, Jr.
Title: Executive Manager

/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.